UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)

                                September 6, 2001


                          INTERPLAY ENTERTAINMENT CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                      333-60272               33-0102707
(State or other jurisdiction     (Commission File Number)     (IRS Employer
     of incorporation)                                      Identification No.)


     16815 Von Karman Avenue, Irvine, CA                         92606
  (Address of principal executive offices)                     (Zip Code)

       Registrant's telephone number, including area code: (949) 553-6655


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ITEM 5. - OTHER EVENTS

        On September 11, 2001, Interplay Entertainment Corp. (the "Company") announced the signing by the Company of an agreement (the "Support Agreement") with its largest stockholder, Titus Interactive, S.A. ("Titus"), to nominate a slate of individuals for election as directors at the Company's annual meeting of stockholders held September 18, 2001. As part of the Support Agreement, three of the Company's existing directors resigned, and three new directors nominated by Titus were appointed by the remaining directors to fill the three vacancies. The new Board of Directors consists of five individuals nominated by Titus, and two directors previously nominated by management who will continue to serve until the annual meeting. In addition to agreeing to the change in composition of the Board of Directors, the Company also agreed to retain Europlay 1, LLC as its exclusive advisor to effect a restructuring of Interplay, with compensation to be determined at a level at least equal to the compensation paid to industry leading advisory firms for similar services.

        As part of the Support Agreement, Titus procured the agreement from its wholly-owned subsidiary, Virgin Interactive Entertainment Ltd., the Company's exclusive distributor in Europe, to waive its rights with respect to distribution of the Company's Neverwinter Nights title in Europe, in exchange for the Company obtaining an advance royalty payment from a particular alternative distributor of at least $2 million. The Company has as yet not reached an agreement with that alternative distributor as to the advance royalty payment, and Virgin Interactive Entertainment Ltd. has agreed to extend its waiver through September 22, 2001. Titus also agreed to cooperate with the Company to raise additional financing, and released any claims against members of the Company's Board of Directors arising from their performance of their duties as directors, with the exception of the Titus nominees. The Company and Titus agreed that, except with respect to existing agreements and the engagement of Europlay 1, LLC as the Company's financial advisor, any material agreement between Interplay and Titus or its affiliates that occurs prior to the closing by Interplay of one or more financings totaling at least $5 million, will require the approval of a committee of disinterested directors.

        Titus also agreed to use its commercially reasonable efforts to cause Interplay to maintain in effect for five years a directors' and officers' liability policy and a "tail" policy, provided the annual cost to Interplay for such policies is no more than 300% of the annual cost of policies in effect at the time the Support Agreement was executed. The Company also agreed to appoint Nathan Peck as its interim Chief Administrative Officer. Pursuant to the Support Agreement, the Company amended its bylaws to provide that the number of directors may be fixed by a majority of directors, instead of the previously required unanimous vote. The number of directors currently authorized remains at seven, while six are nominated for election at the annual meeting.

        Robert Sirotek, Richard Lehrberg and Stanley Roach were the resigning directors, while Michel Welter, Nathan Peck and Michel Henri Vulpillat were elected to fill the vacancies, joining continuing directors Brian Fargo, Herve Caen, Eric Caen and Keven Baxter. The slate of individuals nominated by the Board of Directors for election at the annual meeting of stockholders held on September 18, 2001, were Herve Caen, Eric Caen, Nathan Peck, Michel Welter, Brian Fargo and Michel Henri Vulpillat.

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        Titus owns 19,496,561 shares of common stock, which constitutes approximately 43.4% of the total outstanding common stock of the Company. In addition, Titus holds 383,354 shares of Series A preferred stock, which depending upon the conversion ratio set forth in the Company's Certificate of Designation, upon conversion likely would result in Titus owning a majority of the Company's issued and outstanding shares of common stock. As of September 18, 2001, Titus controls approximately 57.9% of the voting securities of the Company.

        Copies of the Support Agreement, the Waiver of First Refusal Rights for Neverwinter Nights, and the press release announcing the signing of the Support Agreement, are attached hereto as Exhibits 10.1, 10.2 and 99.1, respectively.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            INTERPLAY ENTERTAINMENT CORP.


September 20, 2001                          /S/ HERVE CAEN
                                            ---------------------------------
                                            Herve Caen
                                            President


                                     Page 3
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                                  EXHIBIT INDEX


EXHIBIT NUMBER                    DESCRIPTION

     10.1 Support Agreement, dated as of September 5, 2001, by and between Interplay Entertainment Corp., and Titus Interactive, S.A., and certain directors of Interplay Entertainment Corp.

     10.2 Waiver of First Refusal Rights for Neverwinter Nights dated September 12, 2001.

     99.1      Press Release dated September 11, 2001.


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